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                   [LETTERHEAD OF KIRKPATRICK & LOCKHART LLP]




December 10, 2003



BAM! Entertainment, Inc.
333 West Santa Clara Street, Suite 716
San Jose, CA  95113

Ladies and Gentlemen:

        We have acted as your counsel in connection with the Registration Statement on Form S-3 (File No. 333-110063) (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") for the registration of 4,904,125 shares (the "Shares") of Common Stock, par value $.001 per share, of BAM! Entertainment, Inc., a Delaware corporation, which represents 1,850,000 issued shares (the "Issued Shares") and 1,942,500 shares issuable upon the exercise of warrants and 1,111,625 shares issuable upon the exercise of additional investment rights (collectively, the "Convertible Securities"). The Issued Shares and Convertible Securities were originally issued by the Company in a private placement completed on October 1, 2003 (the "Private Placement").

        You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

        Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

        Based upon and subject to the foregoing, it is our opinion that the 4,904,125 Shares are duly authorized for issuance by the Company and that (a) 1,850,000 of the Shares of Common Stock are validly issued, fully paid and non-assessable shares of the Common Stock of the Company and (b) upon the exercise of the Convertible Securities in accordance with the terms of the documents underlying the Private Placement, 3,054,125 of the Shares of Common Stock will be legally issued, fully paid and non-assessable shares of the Common Stock of the Company.

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BAM! Entertainment, Inc.
December 10, 2003
Page 2



        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption "Legal Matters". In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

                                                Yours truly,

                                                /s/  KIRKPATRICK & LOCKHART LLP

                                                Kirkpatrick & Lockhart LLP